Exhibit 99.1

Global Vision Holdings, Inc. Appoints New Member to Board of Directors

Irvine, CA- Global Vision Holdings, Inc. OTCQB: GVHIB, announced today that Jon Dessel, Senior Partner of ITIQ Solutions, Inc., has joined the Company’s Board of Directors.

Mr. Dessel is a dynamic leader with over 28 years’ of experience in business management, which includes 17 years of experience in executive management, 12 years’ experience in organization culture change management, and business process reengineering consulting for large corporate enterprises. Jon has strong leadership experience with a proven track record for driving revenue growth with outstanding turn-around experience in a wide range of industries, with subject matter expertise in the healthcare industry specifically including Assisted Care Living, Residential Care Facilities (RCFEs), Telemedicine, and Skilled Nursing LTC.

His exceptional qualities include building business brands and strategy, PR, marketing, sales, finance, accounting, legal/contracts management, organization realignment for optimal performance, and creating enterprise value through the realignment of product and services. Jon has taken private companies public as well as led transition teams of acquired companies. Education includes MBA in Presidential Key Executive Management from Pepperdine University, Bachelor’s degree in Accounting, Certified Six Sigma process engineer, ITIL standards certified, PMI certified Project Manager and a PhD Doctoral candidate in 2017. Chief Executive Officer Glen Carnes states, “We are extremely excited to have Mr. Dessel join our Board of Directors. He has over 28 years of experience working with large HealthCare companies and his background in executive management will be instrumental in Global Vision Holdings’ move into the HealthCare Industry. We feel he is an excellent fit for the Company’s long term future.”

Global Vision Holdings Inc. looks forward to continue to inform you of business developments via press releases.

Yours sincerely,

/s/ Glen Carnes

Chief Executive Officer

Global Vision Holdings, Inc.